Exhibit 10.1

Executive Transition Agreement

This Executive Transition Agreement (the “Agreement”) is by and among David P. Heintzman (“Heintzman”), Stock Yards Bancorp, Inc. (“Bancorp”) and Stock Yards Bank & Trust Company (the “Bank”) (together, the “Companies”), and is made and entered into as of May 29, 2018 (the “Effective Date”).

Recitals

A.	The Bank is a wholly owned subsidiary of Bancorp.

B.
Heintzman is currently the Chief Executive Officer (“CEO”) of both Bancorp and Bank and is paid and provided benefits by the Bank as its CEO; he also currently serves as the Chairman of the Boards of Directors (the “Board(s)”) of both the Companies.

C.	Heintzman has expressed his intention to retire from active employment with the Companies, while retaining his position on the Boards.

D.
The Companies desire to implement their plan for executive succession in connection with Heintzman’s retirement, and Heintzman wishes to facilitate and cooperate in such succession on the terms and conditions set out in this Agreement.

Agreements

1.            Remaining Employment Period.  Unless employment ends sooner as provided herein, (i) the Bank shall continue to employ Heintzman, and Heintzman shall continue to serve as the CEO of the Companies, until September 30, 2018 (the “Duties Transition Date”), and (ii) after the Duties Transition Date, Heintzman shall remain employed solely as an executive Chairman of the Boards for an additional 3 months (until December 31, 2018, the “Retirement Date”).

2.            Effect of Earlier Termination.  If Heintzman’s employment ends by action of either party prior to the Retirement Date for any reason, or no reason, then, other than a change in duties or base compensation as provided for herein that has occurred before the effective date of such termination, this Agreement shall terminate and no longer have any effect.  So, by way of example only, if Heintzman’s employment ends due to death on or after the Effective Date, but before the Retirement Date, he would be due a prorated 2018 cash bonus under the executive bonus program and his beneficiary would still be entitled to a death benefit (rather than to a retirement benefit) under the Senior Officer Security Plan mentioned below.

3.            Duties.  From the Effective Date until the Duties Transition Date, Heintzman shall continue to devote his full business time and attention to serving as CEO and Chairman of the Companies, but shall also begin to share more detailed information and guidance as to the extent and specifics of his duties and responsibilities with the person that the Boards’ appoint as CEO-elect, to take office beginning on October 1, 2018.  On or before the Duties Transition Date, the Companies agree to amend their Bylaws and related governance documents to separately define the process for election, removal and the role and duties of Heintzman as an executive Chairman (and, after the Retirement Date, as non-employee Chairman), separate from his prior duties as both CEO and Chairman.  On the Duties Transition Date, Heintzman shall retire as the CEO of the Companies, and from that date until the Retirement Date, he agrees to devote at least 20% and no more than 30% (as the circumstances over such period may require) of his business time and attention to the affairs of the Companies, reporting directly to the Boards and with such duties and responsibilities as may be assigned to him from time to time, with the primary focus during such period to be on assisting his successor CEO and other executive officers of the Companies to transition their respective roles to the new offices to which they may be assigned or new reporting relationships as may be determined.  Heintzman shall perform all such duties during both periods faithfully and efficiently and shall have such powers inherent to the undertakings applicable to each such position and necessary to carry out the duties required hereunder.

4.            Board Service.  From and after the Retirement Date, Heintzman shall no longer be an employee of the Companies, but, provided he remains employed until the Retirement Date, he shall serve as a non-executive Chairman of the Boards for the remainder of the Board term for which he was last elected, subject to the applicable governing documents for such Board service (e.g., Articles of Incorporation, Bylaws, Corporate Governance Guidelines, Committee Charters, as applicable), and shall serve for subsequent terms as a member of such Boards if nominated, willing to serve and, with respect to Bancorp, if elected by Bancorp’s shareholders.  After the Retirement Date and until December 31, 2020 (the “Succession Phase”), Heintzman will be expected to take a more active role in the affairs of the Bank than most Board members, and his duties will include, in addition to Board and committee meeting preparation and attendance, assisting in the development of the skills and knowledge of the other executive officers of the Companies with a goal of facilitating a smooth management transition.  During the Succession Phase, Heintzman shall be required to devote no more than one business day per week on average (8 hours per week) outside regularly-scheduled Board and Committee meetings, which is less than 20% of the time he has historically devoted to his services as CEO and Chairman, such that the parties believe a “Separation from Service” will have occurred for purposes of Internal Revenue Code Section 409A on the Retirement Date with respect to any deferred compensation he is entitled to from the period when he was employed by the Companies.

5.            Compensation.

(a)            As an Employee and Executive Chairman.  From the Effective Date through the Duties Transition Date, Heintzman shall continue to be compensated at his current base salary level; beginning on the day after the Duties Transition Date, that base salary shall decline to a periodic rate equal to an annual salary of $200,000, prorated for the number of business days in the period from that date to and including the Retirement Date.  Heintzman shall be paid no separate amounts for his Board service or attendance at Board meetings for any period prior to his Retirement Date.  In addition, Heintzman shall be entitled to be paid a cash bonus with respect to 2018, to the extent the performance metrics as previously approved by the Compensation Committee of the Companies are certified as met, such bonus to be based on Heintzman’s base salary rate in effect before the Duties Transition Date, and paid at the same time and in the same manner as to other Bank management who also participate in such programs, but in no event later than March 15, 2019.  Base salary or bonuses payable hereunder shall be paid in a net amount after deduction for Heintzman’s share of the costs of benefit plans in which he is enrolled, and withholdings for taxes or other amounts as may be required by law or Bank payroll practice.

(b)            As Non-Executive Chairman.  Beginning January 1, 2019, and until the earlier of (i) the date that Heintzman ceases to serve on the Companies’ Boards (for any reason) or (ii) the end of the Succession Phase (the “Leadership Succession Period”), Heintzman shall be paid the same cash fees and be granted the same stock awards as may be paid or granted to non-employee members of the Boards generally, including fees for attendance at meetings, as determined from time to time in accordance with the Companies’ corporate governance guidelines then in effect.  In addition to such fees, for each whole or partial month during the Leadership Succession Period, Heintzman shall be paid a cash fee (subject to deferral, if elected, in accordance with the Directors’ Nonqualified Deferred Compensation Plan) of $16,666.67, and shall be reimbursed for out-of-pocket expenses he may incur during such period for entertainment, travel, meals lodging, and similar items that are consistent with the Companies’ expense reimbursement policy and that are actually incurred by Heintzman in connection with the Companies’ business.  Heintzman acknowledges and agrees that such fees are not wages for employment, that he, and he alone, is responsible for paying all income and other taxes related thereto, including self-employment taxes, if applicable.

6.            Benefit Plan Participation.  Through the Retirement Date, Heintzman shall be entitled to paid time off, holidays and business expense reimbursements in accordance with the Bank’s policies in effect from time to time, and shall be eligible to participate in the employee benefit plans of the Companies as in effect on the Effective Date, in accordance with their terms or with such changes as may be thereafter approved by the Companies’ in their sole discretion.  In addition, Heintzman shall enjoy such perquisites as may be now available for and made available to executive management of the Companies’ generally between the Effective Date and the Retirement Date.  All Heintzman’s rights as an employee to such paid time off, reimbursements, and participation in benefit plans shall cease on the Retirement Date, except for benefits made available under the terms of such plans for former employees (such as COBRA or retiree access, at full cost, to the Bank’s medical plan), in accordance with such plans’ terms as in effect from time to time.

7.            Outstanding Equity Awards.

(a)            SARs.  Prior to the Effective Date, Heintzman has been granted certain stock appreciation rights (“SARs”) as set forth on Annex A attached hereto, some of which are fully vested and exercisable now and will continue to be so exercisable under their terms until 10 years following their respective grant dates or, if earlier, until as few as 3 months following a termination or separation from “service.”  Some of these SARs will not be 100% vested and exercisable until 5 years following their respective grants dates, and such additional vesting occurs under the respective grant agreements in most cases only to the extent that “service” continues until scheduled vesting occurs.

(b)            Performance-Vested Stock Units.  Prior to the Effective Date, Heintzman has been granted certain performance-based stock unit awards (“PSUs”), as set forth on Annex A attached hereto, that are to be paid in shares of stock, to the extent the performance criteria therein is met and certified by the Compensation Committee, but, in most cases, only if  “service” continues until the end of the respective performance periods set out in those grant agreements. The Compensation Committee’s review and certification of performance shall occur at the same time and manner as it does for other employees who hold such awards.

(c)            “Service” for Vesting and Exercise Periods.  Pursuant to either the respective grant agreements for the equity awards described in Section 7(a) and (b) above, or the terms of the related 2005 or 2015 Stock Incentive Plan incorporated by reference in each, Heintzman’s service on the Board(s) is “service” for purposes of continued vesting and, for SARs, the period during which such awards may be exercised.  Heintzman’s various SAR and PSU grant agreements as in effect at the Effective Date shall be and remain in effect and be unchanged, including but not limited to provisions for different vesting or exercise terms if service ends as a result of death, disability or after age 60 with 10 or more years of service, or after a change in control.

8.            Change in Control Agreement.  The Bank and Heintzman are parties to an Amended and Restated Change in Control Severance Agreement dated as of December 17, 2013 which only provides for certain severance if the Bank terminates Heintzman other than for Cause, or Heintzman triggers his termination for Good Reason (as those capitalized terms are defined therein) after a Change in Control.  The parties hereby agree that such agreement shall be terminated and be of no force or effect as of the Retirement Date, given Heintzman’s voluntary, non-Good Reason termination on that date.

9.            Senior Officer Security Plan.  Pursuant to the terms of a Senior Officer Security Plan (SOSP) previously adopted by the Bank, Heintzman is entitled to a death benefit if he dies while employed by the Bank, or a retirement benefit of $136,500 per year for 15 years beginning after he attains age of 65 if he leaves employment for a reason other than death.   No amendment to the SOSP is intended to be made by this Agreement.

10.            Executive Nonqualified Deferred Compensation Plan.  Pursuant to the terms of an Executive Nonqualified Deferred Compensation Plan (“DCP”) previously adopted by the Bank, Heintzman is entitled to payment of certain deferred amounts at a future date.  Any deferrals elected for 2018 (or with respect to a bonus that relates to 2018) to such plan shall continue and be unaffected by this Agreement.  The parties agree that, upon the Retirement Date, Heintzman will have incurred a “Separation from Service” as defined in the DCP (and that future Board service is not considered for this plan’s purposes), such that the timing of payment of his DCP benefits will be governed by the Retirement Date and his prior payment form and timing elections, which means that benefits may begin no sooner than the 7th month following the Retirement Date.

11.            Release.  In consideration for entering into this Agreement and for the consideration payable hereunder, Heintzman agrees to sign on (and not before) the Retirement Date, or within 7 days thereafter, the Release set out at Annex B hereto and incorporated herein by reference.  If such Release is either not signed and delivered to the Bank in that time frame or is signed and Heintzman exercises his right thereunder to revoke it within 7 days after it is signed, the calculation of Executive’s 2018 cash bonus (based on pre-Duties Transition Date salary), shall be void and ineffective and the terms of the Companies’ Annual Cash Bonus Plan shall control for all purposes.

12.            Covenants.  In exchange for this Agreement, Heintzman agrees to adhere to the following covenants during his continued employment and Board service and after service termination for any reason.

(a)            Not to Compete.  For a period of 18 months following either December 31, 2020 or termination of Heintzman’s Board service, if sooner (the “Restricted Period”), he will not, directly or indirectly, either for Heintzman or for any other person, entity or company, solicit business or individual patronage for the purpose of providing services which are identical or similar to services then provided by the Bank within a radius of 50 miles from any of the Bank’s offices.

(b)            Non-Solicitation of Customers or Employees.  Heintzman agrees that, during the Restricted Period, Heintzman shall not, without the express written consent of Bank, directly or indirectly, either for Heintzman or for any other person, entity or company, (i) solicit the business enjoyed by the Bank with any person or business that was a Customer; or  (ii) approach or solicit any person who was employed at the Bank as of the date of Heintzman’s service ended and with whom Heintzman had material contact during Heintzman’s period of service with the Bank, with a view to hiring such employee, persuading such employee to leave the employment of Bank, or actually hire an employee of the Bank for any other entity.  For purposes of this covenant, “Customer” shall mean any firm, individual, corporation or entity which used the facilities, products or services of the Bank during the 12-month period immediately preceding the voluntary or involuntary termination of Heintzman’s service for the Companies. For purposes solely of this covenant, “person” shall mean an individual who is not a spouse or child of Heintzman.

(c)            Cooperation with Litigation.  Heintzman agrees to cooperate with Bank, during the term of this Agreement and thereafter (including after Heintzman’s termination of employment and Board service hereunder for any reason), by making Heintzman reasonably available to testify on behalf of Bank or any affiliated company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Bank or any affiliated company in any such action, suit, or proceeding by providing information to and meeting and consulting with Bank, any affiliated company, or any of their counsel or representatives upon reasonable request, provided that such cooperation and assistance shall not materially interfere with Heintzman’s then-current professional activities and that Bank shall agree to reimburse Heintzman for all reasonable out-of-pocket expenses incurred by Heintzman in connection with providing such cooperation and assistance.

(d)            Bank’s Confidential Information.  Heintzman agrees that, during the term of this Agreement and at any time thereafter, he shall not directly or indirectly, without the express written consent of Bank, disclose, divulge, discuss, copy, or otherwise use or suffer to be used in any manner, in competition with or contrary to the interests of Bank or any affiliated companies, the customer lists, proprietary organizational methods, products, business plans or strategies, or other trade secrets of Bank or any affiliated companies, it being acknowledged by Heintzman that all such information regarding the business of Bank and affiliated companies compiled or obtained by, or furnished to, Heintzman while Heintzman shall have been employed by or associated with Bank is confidential information and Bank’s exclusive property. Confidential information shall not include any information (A) which becomes publicly known through no fault or act of Heintzman; (B) is lawfully received by Heintzman from a third party after a cessation of his services without a similar restriction regarding confidentiality and use and without a breach of this Agreement or (C) which is independently developed by Heintzman and entirely unrelated to the business of providing banking or banking related services.

(e)            Advice to Future Employers.  If Heintzman, in the future, seeks or is offered employment or Board service by any other company, firm, or person, he shall provide a copy of this Section 12 to the business prior to accepting employment or board service.

(f)            Remedies.  In the event of a breach or a threatened breach by Heintzman of any provision of Section 12 of this Agreement, the Bank shall be entitled to an injunction restraining Heintzman from the commission of such breach, and to recover its attorneys’ fees, costs and expenses related to the breach or threatened breach.  Nothing herein contained shall be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.  These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Heintzman against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of such covenants and agreements.

(g)            Reasonableness of Restrictions.  Heintzman has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Bank under the provisions of this Section 12, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to prevent disruption of relationships which are valuable to Bank, do not stifle the inherent skill and experience of Heintzman, would not operate as a bar to Heintzman’s sole means of support, are fully required to protect the legitimate interests of Bank, and do not confer a benefit upon Bank disproportionate to the detriment to Heintzman which is caused by the provisions of this Section 12.

13.            Severable Provisions.  The provisions of this Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement and any partially unenforceable provision of this Agreement, to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable hereunder.  If any provision of this Agreement, including any provision of Section 12, is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.

14.            Notices.   Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Heintzman at the last address he has filed in writing with the Bank or, in the case of the Bank, at its principal executive offices.

15.            Governing Law.  The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky.

IN WITNESS WHEREOF, the Companies and Heintzman have entered into this Agreement on the Effective Date.

STOCK YARDS BANK & TRUST COMPANY

By:	/s/ Charles R. Edinger III
Charles R. Edinger III

Title:	Director

STOCK YARDS BANCORP, INC.

By:	/s/ Charles R. Edinger III
Charles R. Edinger III

Title:	Director

/s/ David P. Heintzman
David P. Heintzman

Annex A

Existing Equity Awards (to which Section 7 applies)

Stock Appreciation Rights (all vesting 20% per year from Grant Dates)
Grant Date	No. of Shares to which SAR relates	No. of these SARS that will be vested as of December 31, 2018	Strike Price
2/16/2010	26,325	26,325	$14.02
3/15/2011	21,573	21,573	$15.84
2/20/2012	36,411	36,411	$15.24
2/19/2013	25,015	25,015	$15.26
2/18/2014	28,989	23,191	$19.37
3/17/2015	21,742	13,045	$22.96
3/15/2016	24,799	9,919	$25.76
3/21/2017	13,273	2,654	$40.00
2/20/2018	12,883	0	$35.90
TOTAL	211,010

Performance Share Units (vest at end of Performance Period Noted)
Grant Date	Performance Period	Maximum No. of Shares that could be Issued
3/15/2016	1/12016-12/31/2018	19,627
3/21/2017	1/1/2017-12/31/2019	17,701
2/20/2018	1/1/2018-12/31/2020	20,404
	TOTAL	57,732

Annex B

RELEASE AGREEMENT

This Release Agreement (this “Release”) is entered into by and between David P. Heintzman (“Heintzman”) and Stock Yards Bank & Trust Company (“Stock Yards”, and collectively with its parent(s), subsdiary(ies), and all other related companies, the “Company”).  Heintzman and Company are referred to herein as the “Parties.”

RECITALS

A.
Heintzman and Company are parties to an Executive Transition Agreement, dated as of May 29, 2018 (the “Transition Agreement”), which provides for certain consideration, conditioned upon Heintzman first signing a general release of claims following termination of Heintzman’s employment, which release becomes irrevocable in accordance with its terms.

B.
This Release is the contemplated release of claims under the Transition Agreement, and Heintzman has had notice of this Release since the date the Transition Agreement was executed because a copy was attached thereto (the “Presentation Date”).

C.	Heintzman’s employment with the Company ended on December 31, 2018 (the “Retirement Date”).

D.
The Parties desire to memorialize and confirm the release by Heintzman of any and all claims, whether known or unknown, that Heintzman may have against the Company or any of its current or former employees that are releasable by law.

AGREEMENT

NOW, THEREFORE, in consideration for the covenants and mutual promises contained in the Transition Agreement and this Release, the Parties agree as follows:

PART I

For and in consideration of the promises made herein by Heintzman in Part II and Part III of this Release, and his performance thereof, the sufficiency of which, either separately or combined, is hereby acknowledged, Company agrees to provide the consideration set forth in the Transition Agreement, provided that, the calculation of Executive’s 2018 cash bonus (based on pre-Duties Transition Date salary) shall be void and ineffective if he does not sign this Release on, or within 7 days following, December 31, 2018, or if he signs it and then timely revokes it as allowed by Part II, Section 2.4 below. The Parties expressly agree and acknowledge that a portion of this consideration represents separate and adequate consideration, to which Heintzman is not otherwise entitled, in exchange for Heintzman’s Age Claim Waiver, set out below in Part II. Company’s present promise to provide this consideration is exchanged for Heintzman’s present release of any Age Claims at the time of the execution of this Release.

PART II

For and in consideration of the promises made herein by Company in Part I of this Release, and its performance thereof, the sufficiency of which is hereby acknowledged, Heintzman agrees as follows:

2.1            General Release and Waiver of All Claims and Potential Claims.  Heintzman hereby releases all claims and potential claims, known and unknown, against the Company and its current and/or former employees that are releasable by law.  More specifically, for and on behalf of himself and his family, dependents, heirs, executors, administrators and assigns, Heintzman hereby irrevocably and unconditionally releases the Company and its respective predecessors, successors, and all their past, present or future assigns, parents, subsidiaries, affiliates, insurers, attorneys, divisions, subdivisions and affiliated entities, together with their respective current and former officers, directors, shareholders, fiduciaries, administrators, trustees, agents, servants, employees, attorneys, insurers and/or representatives, and their respective predecessors, successors and assigns, heirs, executors, administrators, and any and all other affiliated persons, firms, plans or corporations which may have an interest by or through them (collectively “Releasees”), both jointly and individually, from any and all claims, actions, arbitrations, and lawsuits, of any nature whatsoever, known or unknown to Heintzman, accrued or unaccrued, which he ever had, now has or may have had against Releasees since the beginning of time through the date of execution of this Release.  This general release and waiver of claims includes, but is not limited to, any and all claims, demands, causes of action, suits, debts, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses that are releasable by law (including, without limitation, attorneys fees and costs actually incurred or to be incurred) of any nature or description whatsoever, in law or equity, whether known or unknown, in connection with or arising out of his employment with the Company and/or termination of said employment.  Claims being released include, without limitation, any and all employment-related claims that are releasable by law arising under federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions prohibiting discrimination in employment on the basis of sex, race, religion, national origin, age, disability and/or veterans’ status, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981, 1981a, 1983 and 1985, the Civil Rights Act of Kentucky, the Sarbanes-Oxley Act, 18 U.S.C. §§  1514A, et seq., the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Pregnancy Discrimination Act, the Federal Rehabilitation Act of 1973, Executive Order 11246, the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. §§ 201, et seq., the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq., the Genetic Information Non-Discrimination Act, 42 U.S.C. §§ 2000ff et seq., the minimum wage act, wage payment law and wage discrimination statutes and workers compensation statutes and similar state laws of Kentucky, in all instances as amended.  This general release and waiver of claims also includes, but is not limited to, any and all claims for unpaid benefits or entitlements asserted under any plan, policy, benefits offering or program (except as otherwise required by law), any and all contract or tort claims, including, without limitation, claims of wrongful discharge, assault, battery, intentional infliction of emotional distress, negligence, and/or defamation against Releasees.

Nothing in this Section 2.1, Section 2.2, or any other provision in the remainder of this Release shall be construed to prevent Heintzman from (i) making a claim for indemnity under law or governance documents providing for indemnity or insurance against claims for acts or omissions in his capacity acting as an officer or director of the Company; or (ii) talking to, cooperating in any investigation by, and/or filing a charge with a government agency, including but not limited to the U.S. Equal Employment Opportunity Commission (the “EEOC”), any similar state or local fair employment practices administrative agency, or the Securities and Exchange Commission (the “SEC”).  However, by signing this Release, Heintzman hereby waives the right to recover from Releasees any relief from any charge or claim pursued or otherwise prosecuted by him, or by persons or entities like the EEOC acting by or through him, including, without limitation, the right to attorneys’ fees, costs, and any other relief, whether legal or equitable, sought in such charge, claim, or other proceeding.

2.2            Age Claim Waiver. Heintzman further agrees that his full general release includes a waiver of his rights, if any, to assert or allege discrimination based upon age pursuant to the Age Discrimination in Employment Act or any and all other federal, state or local laws or regulations prohibiting discrimination on the basis of age (collectively, “Age Claim Waiver”).

2.3            Adequate Consideration Period/Consult an Attorney. Heintzman acknowledges that by receipt of this Release on the Presentation Date: (a) he was instructed that he may and should consult an attorney of his own choosing regarding the terms of this Release, and specifically including the Age Claim Waiver. Heintzman, therefore, acknowledges and agrees that he has already been given at least 21 days to consider all the terms in this Release and whether to sign this Release. The Parties agree that if Heintzman fails to execute this Release prior to the deadline set forth in Part I hereof, then this Release will be null and void.

2.4            Seven (7) Day Revocation Period. Heintzman further agrees that he is hereby instructed by the Company that, following his signing of this Release, Heintzman shall have up to seven (7) days to withdraw, rescind or revoke this Release by providing written notice to Craig Bradley, General Counsel, at Stock Yards Bank & Trust Company, 1040 East Main Street, Louisville Kentucky, 40206, but that, in the event Heintzman exercises his right to withdraw or rescind this Release, all terms of this Release, including, without limitation, Company’s duty to provide the consideration described in Part I above, shall be void and of no effect.

PART III
Other Agreements

3.1            No Known Claims Against Company. Heintzman represents, warrants and covenants that, as of the date he signs this Release, (1) he is unaware of any wages (as that term is defined by applicable state law) that are owed to him by the Company and that have not been paid; (2) he is unaware of any request for leave under the Family and Medical Leave Act that was denied; (3) he has no known work-related injury, disability, or illness, and has not requested any accommodation under the Americans With Disabilities Act or similar state law that has not been satisfied; and (4) he is unaware of any document, circumstance, occurrence, or any conduct on behalf of the Company or any of its agents, employees, officers or directors, or any Releasee, which evidence, contain, or constitute a violation of any law, standard, or regulation, including but not limited to a violation of federal or state securities laws, upon which representations the Company expressly relies in entering into this Release.

3.2            Knowing and Voluntary Agreement.  Heintzman agrees and acknowledges that he has been advised to consult an attorney regarding the terms of this Release and that he has carefully reviewed, studied and thought over the terms of this Release.  Heintzman further acknowledges and agrees that he knowingly and voluntarily entered into and signed this Release after deliberate consideration and review of all of its terms and provisions, that he was not coerced, pressured or forced in any way by the Company, any Releasee or anyone else to accept the terms of this Release, and that the decision to accept the terms of this Release was entirely his own.

3.3            No Wrongdoing by the Parties.  The Parties further agree that they have entered this Release to resolve any and all claims, if any, Heintzman may have against the Company or any other Releasee, and that this Release does not constitute an admission of, or is to be used as evidence of, any liability, violation or wrongdoing of any kind.

3.4            Choice of Law; Interpretation; Captions.  The Parties understand and agree that this Release shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Kentucky and the language of this Release shall in all cases be interpreted as a whole, according to its fair meaning and not strictly for or against either of the Parties, regardless of which is the drafter of this Release.  Captions and headings used herein are for convenience of reference only.

3.5            Exclusive Jurisdiction; Venue.  The Parties understand and agree that the federal and/or state courts located in the Commonwealth of Kentucky shall have exclusive jurisdiction with regard to any litigation relating to this Release and that venue shall be proper only in the Commonwealth of Kentucky and any federal court whose judicial district encompasses Louisville, Kentucky, and that any objection to this jurisdiction or venue is specifically waived.

3.6            Entire Agreement.The Parties agree that this Release sets forth the entire agreement between the Parties on the subject matter herein and fully supersedes any and all other prior agreements or understandings between them, except for the terms in the Transition Agreement and benefit plans and equity award agreements referred to therein, which agreements, if any, shall be enforced according to their terms.  This Release may be amended or superseded only by a subsequent writing, executed by the Party against whom enforcement is sought.

3.7            Agreement to Indemnify. The Parties agree that should Heintzman seek to overturn, set aside, or legally challenge any release of claims, promise or covenant made by him under this Release, by judicial action or otherwise, and the Court or tribunal thereafter adjudicates or finds that Heintzman’s legal challenge or claims were without proper legal basis, the Company and/or Releasees shall be entitled to recover from Heintzman its costs of defending and enforcing the terms of this Release and/or any other claim brought by or against the Company or Releasees, including, without limitation, reasonable attorneys’ fees.  The Parties acknowledge and agree that each Releasee is an intended third-party beneficiary of this Release and may enforce the terms of this Release accordingly.

I, DAVID P. HEINTZMAN, UNDERSTAND AND AGREE THAT THIS RELEASE CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS THAT ARE RELEASEABLE BY LAW.

David P. Heintzman

Date:

STATE OF	)
) SS:
COUNTY OF	)

Subscribed and sworn to before me by David P. Heintzman, this _______ day of ______, 201_.

Notary Public

My Commission expires:

STOCK YARDS BANK & TRUST COMPANY and STOCK YARDS BANCORP, INC.

By:

Title:

Date:

STATE OF	)
)SS:
COUNTY OF	)

Subscribed and sworn to before me by __________________________, on behalf of Stock Yards Bank & Trust Company and Stock Yards Bancorp, Inc., this ____ day of ______________, 201_.

Notary Public

My Commission expires:

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